EX-99.h.3

FUND ACCOUNTING and financial administration oversight
agreement

THIS AGREEMENT is made as of the 1st day of December, 2025 (the “Effective Date”), by and between each fund in the Nomura Funds complex listed on Schedule A (each, a “Fund” and collectively, the “Funds”), having their principal place of business at 100 Independence, 610 Market Street, Philadelphia, PA 19106, and Delaware Investments Fund Services Company, (“DIFSC”), a Delaware statutory trust having its principal place of business at 100 Independence, 610 Market Street, Philadelphia, PA 19106.

WHEREAS, each Fund is registered with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Funds have engaged The Bank of New York Mellon (“BNY”) to provide fund accounting, financial administration and related services for the Funds pursuant to the Amended and Restated Fund Accounting and Financial Administration Services Agreement, dated as of January 1, 2014 (the “BNY Fund Accounting Agreement”);

WHEREAS, pursuant to a Fund Accounting and Financial Administration Oversight Agreement dated as of January 1, 2014, as amended, DIFSC previously provided the Funds with fund accounting, financial administration and related services similar to those described in this Agreement to supplement the services provided by BNY pursuant to the BNY Fund Accounting Agreement (the “Prior DIFSC Oversight Agreement”);

WHEREAS, the Prior DIFSC Oversight Agreement terminated effective with the acquisition of DIFSC’s parent company by Nomura Holding America, Inc. as of December 1, 2025;

WHEREAS, the Funds desire that DIFSC continue to perform the fund accounting, financial administration and related services provided to the Funds under the Prior DIFSC Oversight Agreement as described in this Agreement to supplement the services provided by BNY pursuant to the BNY Fund Accounting Agreement;

WHEREAS, the Funds also desire that DIFSC establish and monitor certain service level requirements with respect to BNY’s performance of its duties pursuant to the BNY Fund Accounting Agreement; and

WHEREAS, DIFSC is willing to perform the aforementioned services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Funds and DIFSC agree as follows:

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1. Services

DIFSC shall perform for each Fund and its series (including all share classes) listed in Schedule A, the fund accounting, financial administration and related services set forth in Schedule B to this Agreement (“Services”). A Fund may add to, or delete from, this Agreement a Fund series and/or class if such Fund series and/or class is added to, or deleted from, the BNY Fund Accounting Agreement. Such addition or deletion must be evidenced by amending Schedule A. Each existing and future series of a Fund (including all share classes) covered by this Agreement is individually and collectively referred to as a “Portfolio.” DIFSC may perform other services for each Fund only upon terms, conditions and compensation that DIFSC and the Fund mutually agree to, as evidenced by an amendment to this Agreement or Schedule B. To the extent that BNY does not consent to the addition of a new Portfolio or share class to the BNY Fund Accounting Agreement and a different service provider is engaged to provide the fund accounting and financial administration services for such Portfolio or share class, DIFSC agrees to negotiate in good faith with the applicable Fund concerning the provision of the fund accounting and financial administration oversight services for such Portfolio or share class given the scope of services to be provided by the new fund accounting and financial administration service provider.

2. Compensation and Expenses

A. In return for performing the Services, the Funds shall compensate DIFSC as set forth in this Section and in Schedule C to this Agreement. Fees due shall be accrued daily. If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of termination and shall be due upon the Agreement’s termination date.

B. The Funds will pay all of their own expenses that are incurred in the Funds’ operation and not specifically assumed by DIFSC. Expenses to be borne by the Funds include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of the Funds’ independent registered public accounting firm (“independent accountant”) and the Funds’ outside legal and tax counsel (including such counsel’s review of the Funds’ registration statements, proxy materials, federal and state tax qualification as regulated investment companies and any review of reports and materials prepared by DIFSC under this Agreement); costs of any services contracted for by the Funds directly from parties other than DIFSC; trade association dues; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes; Fund insurance premiums and other Fund insurance-related fees and expenses applicable to their operations; costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Fund board meetings, including fees and expenses of Fund board members, but excluding costs specifically assumed by DIFSC; the salary and expenses of any officer, director/trustee or employee of the Funds who is not also a DIFSC employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, as applicable, of the Funds’ registration statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable, and any amendments thereto, shareholder reports on Form N-CSR, Form N-SAR, Form N-Q, Form N-PX, Form N-MFP, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; and other expenses properly payable by the Funds.

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C. The Funds agree to reimburse DIFSC for its actual out-of-pocket expenses in providing the Services, including without limitation, the following:

(i)	Electronic transmission expenses incurred by DIFSC in communicating with each Fund, the Fund’s investment advisers (which term, for purposes of this Agreement, shall be interpreted to include any sub-advisers) or custodian, BNY, dealers or others as required for DIFSC to perform the Services if a Fund officer requests such electronic transmission and provides DIFSC with prior written approval;
(ii)	The cost of creating microfilm, microfiche or electronic copies of Fund records, and the cost of storage of paper and electronic copies of Fund records;
(iii)	The charges for services provided by the vendors set forth on Schedule D;
(iv)	Any additional expenses reasonably incurred by DIFSC in the performance of the Services, provided that: (a) if any individual expense is less than $1,000, DIFSC shall provide prior written notice to the applicable Fund to the extent practicable; and (b) if any individual expense is $1,000 or more, DIFSC shall obtain the prior written consent of an officer of the applicable Fund;
(v)	In the event that DIFSC is requested or authorized by the Funds or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to the Services, and so long as DIFSC is not the subject of the investigation or proceeding in question, the Funds will reimburse DIFSC for its actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests; and
(vi)	Any additional expenses incurred by DIFSC at the written direction of a Fund officer.

D. DIFSC shall be entitled to receive the following amounts:

Any systems development and project fees for new or enhanced services requested by the Funds (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon by a Fund officer in advance; and

(vii)	Ad hoc reporting fees billed at an agreed upon rate.
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E. DIFSC shall bill each Fund on a monthly basis for the fees and expenses owed to DIFSC by such Fund under this Agreement. The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by DIFSC and the Funds. DIFSC shall send such invoice to each Fund no later than fifteen (15) days after the last day of each month; provided, however, that the failure by DIFSC to do so shall not be considered a breach of this Agreement. Each Fund shall pay such invoice within fifteen (15) days of receipt of such invoice by such Fund. In the event that a Fund does not receive an invoice within fifteen (15) days after the last day of a month, such Fund shall have fifteen (15) days from the date of receipt of such invoice to pay DIFSC. Any undisputed fees or expenses that are not paid by a Fund within the required time frame shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand. If any fees or expenses are disputed by a Fund, DIFSC and such Fund shall work together in good faith to resolve the dispute promptly.

F. DIFSC will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees who serve as Fund trustees, directors or officers. In the event that DIFSC is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to the Funds (“DIFSC Services Inquiry”), and if DIFSC requests that the Funds provide, or if the Funds are required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then DIFSC will reimburse the Funds for their actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests.

3. Length and Termination of Agreement

A. The revised term of this Agreement shall commence on April 1, 2025 and continue for a term expiring on July 31, 2030.

B. A party may terminate this Agreement for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties of the reason for such termination:

(i) Non-Renewal: Reserved.

(ii) Mutual Agreement: The parties may mutually agree in writing to terminate this Agreement at any time;

(iii) “For Cause”: A party may terminate the Agreement “For Cause,” as defined below, by providing the other party or parties with 60 days’ advance written notice;

(iv) Termination of Investment Manager: Upon the termination of the investment management agreement(s) between a Fund (on behalf of its Portfolio(s)) and its investment adviser, whether terminated by the investment adviser, the Fund, its board of directors/trustees or its shareholders, this Agreement shall automatically terminate; provided, however, that neither (a) a change in such Fund’s investment adviser to another investment adviser that is under common ownership with such Fund’s investment adviser or its successor, nor (b) entering into a new

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investment management agreement with any such investment adviser shall automatically terminate this Agreement. In the event of the automatic termination of this Agreement with respect to a Fund due to the termination of such Fund’s investment management agreement, DIFSC agrees to negotiate in good faith with the applicable Fund in connection with DIFSC’s provision of Services during the transition to a new fund accounting and financial administration oversight service provider. For purposes of this subparagraph B(iv) only, the term “investment adviser” does not include any subadvisers; and

(v) Termination of BNY Fund Accounting Agreement: This Agreement shall automatically terminate in the event that the BNY Fund Accounting Agreement is terminated, provided that DIFSC agrees to negotiate in good faith with the Funds to enter into a new fund accounting and financial administration oversight agreement reflecting the appropriate scope of services to be provided by DIFSC given the scope of services to be provided by BNY’s successor as fund accounting provider.

For purposes of subparagraph (iii) above, “For Cause” shall mean:

(a) a material breach of this Agreement that has not been remedied for at least thirty (30) days following the receipt of written notice by the non-breaching party or parties that identifies in reasonable detail the alleged failure of the other party to perform; provided, however, that if such breach is capable of being cured, then the breaching party or parties shall be entitled to such longer period of time as may reasonably be required to cure such breach if the breaching party or parties have commenced such cure and or diligently pursuing such cure, but such cure must be completed within one hundred twenty (120) days following the discovery of such breach in any event; provided, however, that for the avoidance of doubt, written notice must be provided promptly after discovery of any breach;

(b) when a party commits any act or omission that constitutes negligence, willful misconduct, fraud or reckless disregard of its duties under this Agreement and that act or omission results in material adverse consequences to the other party or parties;

(c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party or parties to be terminated have been found guilty of criminal or unethical behavior in the conduct of their business that directly relates to the subject matter of the Services; or

(d) when a party shall make a general assignment for the benefit of its creditors or any proceeding shall be instituted by or against such party to adjudicate it as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize such party, or protect or relieve such party’s debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial portion of its assets, which proceeding shall remain unstayed for sixty (60) days or such party has taken steps to authorize any of the above actions or has become unable to pay its debts as they mature.

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C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Funds shall pay to DIFSC on or before the effective date of such termination any undisputed and unpaid fees, and shall reimburse DIFSC for any undisputed and unpaid out-of-pocket costs and expenses owed to DIFSC under this Agreement prior to its termination.

D. If either (i) DIFSC terminates this Agreement with respect to a Fund at any time for any reason other than those specified in paragraph B. above, or (ii) a Fund terminates this Agreement with respect to such Fund at any time “For Cause” under subparagraph B(iii) of this Section, then DIFSC shall reimburse such Fund for any Costs and Expenses incurred by such Fund in connection with converting such Fund to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, such Fund and/or other Fund service providers any of such Fund’s property, records, data, instruments and documents.

E. If this Agreement is (i) not renewed upon the expiration of the Term, (ii) terminated by DIFSC and the Funds at any time “upon mutual agreement” under subsection 3B(ii), (iii) terminated by DIFSC at any time as a result of the “termination of investment manager” under subsection 3B(iv), (iv) terminated by the Funds at any time for any reason other than non-renewal or any of those reasons specified in subsection 3B above, or (v) terminated by DIFSC at any time “For Cause” under subsection 3B(iii), and if the Funds request that DIFSC assist the Funds in converting them to a successor service provider with respect to the Services, then, in connection with such expiration or termination, the Funds shall reimburse DIFSC promptly for any Costs and Expenses (as defined below) incurred by DIFSC in connection with effecting such expiration or termination and converting the Funds to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, to the Funds, and/or to any other Fund service provider(s) any of the Funds’ property, records, data, instruments, and documents.

F. For purposes of this Section 3, “Costs and Expenses” incurred by a party shall mean any provable, reasonable, customary and direct costs and expenses actually incurred by such party. For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to DIFSC or sub-contractors’ personnel; unused equipment expense; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the written direction of the Funds and that cannot be transferred or redeployed by DIFSC. Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

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G. In the event of the termination of this Agreement, DIFSC agrees to cooperate and act in good faith to ensure an orderly transition to DIFSC’s successor with respect to the Services provided herein. Without limiting the generality of the foregoing sentence, DIFSC agrees that, in the event that this Agreement is terminated by a party or the parties, DIFSC shall deliver a Fund’s or the Funds’ property, records, data, instruments and documents to such Fund or Funds, its or their successor service providers and/or its or their other service providers, as the case may be, in a non-proprietary, commercially available electronic format.

H. The termination of this Agreement with respect to any given Fund or Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Fund or Portfolio.

4. Amendments, Assignment and Delegation

A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the parties. No party shall assign the rights or delegate the duties pursuant to this Agreement without the prior written consent of the other party or parties, except as follows:

(i)	DIFSC may employ such person or persons it may deem desirable to assist it in performing the Services without notice to the Funds;
(ii)	DIFSC may hire a third party to assist it in performing the Services (each a “Subcontractor”). DIFSC shall obtain the Funds’ prior written consent before DIFSC engages a Subcontractor to provide significant services or functions to assist DIFSC in performing the Services under this Agreement;
(iii)	DIFSC may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned affiliate of Nomura Holdings, Inc. with prior written notice to the Funds; and
(iv)	A Fund merger or reorganization that does not result in a change in such Fund’s investment adviser and where the fund surviving from such merger or reorganization assumes the duties and obligations of such Fund under this Agreement shall not require DIFSC’s consent. For purposes of the this sub-paragraph 4(iv), the term “investment adviser” does not include any sub-advisers.

With respect to the delegation of duties under (i), (ii) and (iii) above, DIFSC shall: (a) be responsible for the acts or omissions of such persons, Subcontractors or affiliates to the same extent as DIFSC’s own acts or omissions under this Agreement; (b) be responsible for the compensation of such persons, Subcontractors or affiliates; and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, Subcontractors or affiliates. However, if the Funds instruct DIFSC to engage a specific Subcontractor for the performance of any of the Services, DIFSC will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

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5. Documentation

Each Fund represents that it has provided or made available to DIFSC (or has given DIFSC an opportunity to examine) copies of the following documents, current as of the Effective Date of this Agreement:

(i)	The Articles of Incorporation, Agreement and Declaration of Trust, Partnership Agreement, or other similar charter document, as relevant, evidencing the Fund’s form of organization and any current amendments thereto;
(ii)	The By-Laws or procedural guidelines of the Fund;
(iii)	Any resolution or other action of the Fund or the Fund’s board establishing or affecting the rights, privileges or other status of any class of shares of a Portfolio, or altering or abolishing any such class;
(iv)	A copy of a resolution of the Fund board appointing DIFSC to provide the Services for each Portfolio and authorizing the execution of this Agreement and its Schedules;
(v)	A copy of the Fund’s currently effective prospectus(es) and statement(s) of additional information (“Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) and 1940 Act;
(vi)	Copies of all pertinent Fund policies and procedures that affect the Services that DIFSC is to provide under this Agreement, including, but not limited to, those relating to valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, net asset value errors, and “as-of” processing (e.g., relating to error corrections, post-trade revisions or similar processing policies that may exist); and
(vii)	Such other documents that DIFSC reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Fund, which shall not be unreasonably withheld.

6. Representations and Warranties of the Funds

Each Fund represents and warrants the following:

A. The Fund is duly organized and validly existing, in good standing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

B. The Fund has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against the Fund; and the Fund has all necessary registrations and/or licenses necessary to conduct the activities as described in the Registration Statement.

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C. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Fund’s ability to perform its obligations under this Agreement. The Fund’s performance of its obligations under this Agreement will not conflict with or result in a breach of any terms or provisions of any agreement to which the Fund is a party or bound, and does not violate any applicable law.

D. The execution and delivery of this Agreement have been authorized by the Fund’s directors/trustees and signed by an authorized Fund officer, acting as such, and neither such authorization by the Fund directors/trustees nor such execution and delivery by the Fund officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Fund directors/trustees or shareholders, but bind only the property of the Fund, as provided in its charter documents.

7. Representations and Warranties of DIFSC

DIFSC represents and warrants to the Funds the following:

A. DIFSC is duly organized as a business in the State of Delaware; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

B. DIFSC has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against DIFSC; and DIFSC has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

C. There is no pending or threatened legal proceeding or regulatory action that would materially impair DIFSC’s ability to provide the Services. DIFSC’s performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which DIFSC is a party or bound, and does not violate any applicable law to which DIFSC is subject.

D. DIFSC has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which DIFSC is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

E. DIFSC has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to DIFSC’s delivery of the Services) to safeguard the Funds’ records and data and DIFSC’s records, data, equipment facilities and other property that DIFSC uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and DIFSC will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

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EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

8. Standard of Care

DIFSC shall act in good faith and exercise reasonable care in performing the Services under this Agreement. DIFSC’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against DIFSC hereunder. In that regard, DIFSC shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

9. Indemnification and Limitation of Liability

A. DIFSC will not be liable to the Funds for any loss incurred by the Funds as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, DIFSC under the Agreement in the absence of fraud, negligence or willful misconduct of DIFSC or the reckless disregard of its duties under the Agreement.

B. DIFSC agrees to indemnify, defend and hold harmless the Funds, their trustees, directors, officers, employees, agents and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, “Losses”) resulting directly and proximately from DIFSC’s fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement.

C. In order for these indemnification provisions to apply, a party or parties seeking indemnification or to be held harmless shall fully and promptly advise the indemnifying party or parties in writing of all pertinent facts concerning the situation in question which are actually known by the party or parties seeking indemnification. The party or parties seeking indemnification will use reasonable care to identify and notify the indemnifying party or parties in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party or parties are materially prejudiced by such failure. As to any matter eligible for indemnification, the indemnified party or parties shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of the indemnifying party or parties, which consent shall not be withheld or delayed unreasonably.

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D. The indemnifying party or parties shall be entitled to participate in the defense at their own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party or parties elect to assume the defense, they shall be conducted by counsel of their choosing that is reasonably satisfactory to the indemnified party or parties; the indemnified party or parties shall bear the fees and expenses of any additional counsel they retain. If the indemnifying party or parties do not elect to assume the defense of such suit, they will reimburse the indemnified party or parties for the reasonable fees and expenses of any counsel the indemnified party or parties retain, which is reasonably satisfactory to the indemnifying party or parties. The indemnifying party or parties shall not effect any settlement without the consent of the indemnified party or parties (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party or parties and relieves them of all fault.

E. The parties shall have a duty to mitigate damages for which the other party or parties may become responsible.

F. No party hereto shall be liable to any other party for any special, indirect, incidental or consequential damages of any kind whatsoever. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE FUNDS, DIFSC, THEIR AFFILIATES OR ANY OF ITS OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES), LOSS OF BUSINESS, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Books and Records, Retention and Rights of Ownership

A. DIFSC shall maintain on behalf of the Funds all books and records which are customary or which are legally required to be kept in connection with DIFSC’s performance of Services, including without limitation those required by Rules 31a-1 and 31a-2 promulgated under the 1940 Act (“Records”) to the extent that such Records are not maintained by BNY in connection with the BNY Fund Accounting Agreement. DIFSC will prepare and maintain such Records at the Funds’ expense, and the Records shall be the Funds’ property. DIFSC will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 promulgated under the 1940 Act. DIFSC will allow the Funds and their authorized persons and representatives to review the Records during DIFSC’s normal business hours or, upon reasonable notice, at such other times as the Funds may request.

B. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of DIFSC, or on behalf of DIFSC by system providers or vendors used by DIFSC, to perform the Services that are not Records are the sole and exclusive property of DIFSC.

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11. Reports

A. DIFSC shall furnish reports to the Funds, their other service providers, their broker/dealers and to others that the Funds designate in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by DIFSC, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto.

B. DIFSC will provide reasonable access to the Funds’ independent accountant as well as internal auditors employed by the Funds’ administrator or affiliate to periodically perform a reasonable review of DIFSC’s internal controls and procedures relevant to the Services.

12. Notices

Any communication, notice, or demand made or given pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

If to DIFSC:

Delaware Investments Fund Services Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Attention: General Counsel

If to the Funds:

Nomura Funds

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Attention: Chairman of the Board

13. Advice and Reliance

A. DIFSC may consult with DIFSC’s or the Funds’ counsel, independent accountant and other experts with respect to any matter arising in connection with the Services performed by DIFSC, and DIFSC shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with the advice of such counsel, independent accountant or other experts. DIFSC shall in no event be liable to the Funds or any Fund shareholder or beneficial owner for any action reasonably taken pursuant to such advice.

B. DIFSC agrees to cooperate with the Funds’ independent accountant, to reasonably support the independent accountant’s engagement with the Funds, and to provide the independent accountant reasonable access to the Records. DIFSC also agrees to provide periodic sub-certifications to each Fund’s chief compliance officer and certifying principal executive and financial officers relating to the Services DIFSC performs, based on a form of sub-certification that DIFSC and the Funds mutually and reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.

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14. Compliance with Law

A. In performing the Services, DIFSC shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities.

B. DIFSC shall use commercially reasonable efforts to make its employees who are responsible for providing the Services (“Relevant Employees”) available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services (“Governmental Authorities”) as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to the Funds or any of their affiliates or as may be requested by the Funds to be made available to such Governmental Authorities.

15. Governing Law and Jurisdiction

This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue. To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

16. Services Not Exclusive

A. DIFSC’s Services are not exclusive to the Funds and DIFSC shall be free to render similar services to others.

B. DIFSC shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement.

C. In performing the Services, DIFSC is acting solely on behalf of the Funds and no contractual or service relationship shall be deemed to be established between DIFSC and any other person, including without limitation the custodian and Fund shareholders.

17. Force Majeure and Uncontrollable Events

DIFSC shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Funds’ reasonable request, DIFSC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. Notwithstanding the foregoing or any

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other provision of this Agreement, DIFSC assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by “Force Majeure Events.” “Force Majeure Events” are events beyond the reasonable control of DIFSC, its agents and its Subcontractors. In the event of Force Majeure Events, or any disaster that causes a business interruption, DIFSC shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

18. Severability

If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties’ rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.

19. Survivability

The following provisions shall survive beyond the expiration and termination of this Agreement:

•	All compensation provisions, including Section 2 Compensation and Expenses, Section 3.C regarding termination fees and expenses, and Schedule C;
•	Section 4. Amendments, Assignment and Delegation;

•	Section 6. Representations and Warranties of the Funds;

•	Section 7. Representations and Warranties of DIFSC;

•	Section 9. Indemnification and Limitation of Liability;
•	Section 10. Books and Records, Retention and Rights of Ownership;
•	Section 17. Force Majeure and Uncontrollable Events; and
•	Section 18. Severability.

20. Confidential Information

“Confidential Information” of a party shall be maintained confidential by any other party, and shall include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or DIFSC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical

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information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or DIFSC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documents, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of a Portfolio; and (e) anything designated as confidential. DIFSC shall maintain adequate safeguards to prevent the use of the Confidential Information by DIFSC, its employees, Subcontractors and affiliates for any purpose other than performing the Services under this Agreement. DIFSC also shall maintain adequate safeguards to limit the dissemination of a Portfolio’s non-public portfolio holdings information to third parties (x) that assist DIFSC in the performance of the Services under this Agreement and have entered into a confidentiality agreement no less restrictive than the terms in this Agreement and (y) with the prior written consent of an officer of the applicable Fund. “Confidential information” shall include, without limitation, any customer or shareholder personal information in the possession, custody, or control of the Funds or of DIFSC.

However, Confidential Information shall not be subject to such confidentiality obligations if it: (a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to a Fund’s Registration Statement or by a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.

21. Contract Terms To Be Exclusive

This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter.

22. Waiver

A party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. A party’s failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

23. Counterparts and Reproduction of Documents

This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement. This Agreement and any amendments may be reproduced by any commercially acceptable process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

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24. Miscellaneous

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

25. Covenants of DIFSC

Covenants of DIFSC. DIFSC hereby covenants and agrees with the Funds that (i) DIFSC shall maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of the duties and responsibilities of DIFSC under the Agreement as modified by this Amendment; and (ii) DIFSC shall provide notice to the Funds of any breach of this Agreement committed by DIFSC promptly after the discovery thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

NOMURA FUNDS (as listed on Schedule A)	DELAWARE INVESTMENTS FUND SERVICES COMPANY

By:	/s/ Richard Salus	By:	/s/ Daniel V. Geatens
Name:	Richard Salus	Name:	Daniel V. Geatens
Title:	SVP/Global Head of Fund Services	Title:	SVP/Head of US Fund Administration
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SCHEDULE A

Series, Portfolio and Share Class
Delaware Group® Adviser Funds Nomura Diversified Income Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares
Delaware Group® Cash Reserve Nomura Ultrashort Fund – Institutional Class Shares
Delaware Group® Equity Funds II Nomura Value Fund – Class A, Class C, Class R, Class R6, Class T, and Institutional Class Shares

Delaware Group® Equity Funds IV

Nomura Healthcare Fund – Class A, Class C, Class R, and Institutional Class Shares

Nomura Growth and Income Fund – Class A, Class R6, and Institutional Class Shares

Nomura Opportunity Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Delaware Group® Equity Funds V

Nomura Small Cap Core Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Nomura Small Cap Value Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares
Nomura Wealth Builder Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Delaware Group® Global & International Funds Nomura Emerging Markets Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Delaware Group® Government Fund

Nomura Emerging Markets Debt Corporate Fund – Class A, Class C, Class R, and Institutional Class Shares

Nomura Strategic Income Fund – Class A, Class C, Class R, and Institutional Class Shares

Delaware Group® Income Funds

Nomura Corporate Bond Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Nomura Extended Duration Bond Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Nomura Floating Rate Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Delaware Group® Limited-Term Government Funds

Nomura Limited-Term Diversified Income Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Nomura Tax-Free Oregon Fund – Class A and Institutional Class

Delaware Group® State Tax-Free Income Trust Nomura Tax-Free Pennsylvania Fund – Class A, Class C, and Institutional Class Shares
Delaware Group® Tax-Free Fund Nomura Tax-Free USA Fund – Class A, Class C, and Institutional Class Shares Nomura Tax-Free USA Intermediate Fund – Class A, Class C, and Institutional Class Shares
Delaware Pooled® Trust Nomura Global Listed Real Assets Fund – Class A, Class C, Class R, Class R6, and Institutional Class Shares

Delaware VIP® Trust

Nomura VIP Emerging Markets Series – Standard Class Shares and Service Class Shares

Nomura VIP Small Cap Value Series – Standard Class Shares and Service Class Shares

Nomura VIP Fund for Income Series – Standard Class Shares and Service Class Shares

Nomura VIP Growth and Income Series – Standard Class Shares

Nomura VIP Growth Equity Series – Standard Class Shares

Nomura VIP Investment Grade Series – Standard Class Shares and Service Class Shares

Nomura VIP Limited Duration Bond Series – Standard Class Shares

Nomura VIP Opportunity Series – Standard Class Shares

Nomura VIP Total Return Series – Standard Class Shares and Service Class Shares

Ivy Variable Insurance Portfolios

Nomura VIP Asset Strategy Series – Standard Class Shares and Service Class Shares

Nomura VIP Balanced Series – Service Class Shares

Nomura VIP Core Equity Series – Service Class Shares

Nomura VIP Corporate Bond Series – Service Class Shares

Nomura VIP Energy Series – Standard Class Shares and Service Class Shares

Nomura VIP Global Growth Series – Service Class Shares

Nomura VIP Growth Series – Service Class Shares

Nomura VIP High Income Series – Standard Class Shares and Service Class Shares

Nomura VIP International Core Equity Series – Standard Class Shares and Service Class Shares

Nomura VIP Limited-Term Bond Series – Service Class Shares

Nomura VIP Mid Cap Growth Series – Standard Class Shares and Service Class Shares

Nomura VIP Natural Resources Series – Service Class Shares

Nomura VIP Pathfinder Aggressive Series – Service Class Shares

Nomura VIP Pathfinder Conservative Series – Service Class Shares

Nomura VIP Pathfinder Moderate Series – Service Class Shares

Nomura VIP Pathfinder Moderate – Managed Volatility Series – Service Class Shares

Nomura VIP Pathfinder Moderately Aggressive – Managed Volatility Series – Service Class Shares

Nomura VIP Pathfinder Moderately Conservative – Managed Volatility Series – Service Class Shares

Nomura VIP Pathfinder Moderately Aggressive Series – Service Class Shares

Nomura VIP Pathfinder Moderately Conservative Series – Service Class Shares

Nomura VIP Science and Technology Series – Standard Class Shares and Service Class Shares

Nomura VIP Small Cap Growth Series – Standard Class Shares and Service Class Shares

Nomura VIP Smid Cap Core Series – Service Class Shares

Nomura VIP Value Series – Service Class Shares

Ivy Funds

Nomura Climate Solutions Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Real Estate Securities Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Asset Strategy Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Balanced Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Core Equity Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Global Bond Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Global Growth Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura High Income Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura International Core Equity Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Large Cap Growth Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Mid Cap Growth Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Mid Cap Income Opportunities Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Natural Resources Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Science and Technology Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Small Cap Growth Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Smid Cap Core Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Nomura Systematic Emerging Markets Equity Fund – Class A, Class C, Institutional Class, Class R6, Class R, and Class Y

Voyageur Mutual Funds

Nomura Minnesota High-Yield Municipal Bond Fund – Class A, Class C, and Institutional Class Shares
Nomura National High-Yield Municipal Bond Fund – Class A, Class C, and Institutional Class Shares
Nomura Tax-Free California Fund – Class A, Class C, and Institutional Class Shares

Nomura Tax-Free Idaho Fund – Class A, Class C, and Institutional Class Shares

Nomura Tax-Free New York Fund – Class A, Class C, and Institutional Class Shares

Voyageur Mutual Funds II Nomura Tax-Free Colorado Fund – Class A, Class C, and Institutional Class Shares
Voyageur Tax Free Funds Nomura Tax-Free Minnesota Fund – Class A, Class C, and Institutional Class Shares

SCHEDULE B

DIFSC shall perform for each Fund and each of its Portfolios the following fund accounting, financial administration and related services. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A. Valuations

1.	Participate on the Fund’s fair value committee, manage the committee’s decision-making process and provide BNY with fair value pricing decisions.
2.	Provide oversight of the Fund’s pricing process, including maintaining a relationship with pricing vendors, providing BNY with sources for prices obtained through broker/dealer quotes, and reviewing stale pricing reports.
3.	Verify that the daily net asset value (“NAV”) is disseminated to interested parties; facilitate resolution of NAV errors, and ensure that corrective action is implemented, if necessary; review procedures with BNY to verify that appropriate controls are in place.
4.	Subject to the oversight and approval, if necessary, of the Fund’s Board, select pricing vendors and negotiate and maintain contracts with such vendors for the benefit of the Fund.

B. Calculation and Payment of Expenses

1.	Process and pay certain invoices on behalf of the Fund and approve bills for payment by BNY and provide BNY with allocation instructions and wire instructions.
2.	Provide BNY with information on the amount of directors’/trustees’ fees to be accrued and the methodology for allocating these expenses among the Portfolios.
3.	Issue checks on behalf of the Fund to directors/trustees for director/trustee compensation (net of Philadelphia city wage tax) and for reimbursement of meeting expenses; remit Philadelphia city wage tax on behalf of directors/trustees with respect to such payments.
4.	Provide BNY with asset-based fee information on an annual basis, promptly notify BNY of any changes impacting these fees, and review and approve BNY’s fee calculations based on timeframes detailed in the applicable Service Level Document (as defined below).
5.	Provide BNY with any applicable expense limitations and review Portfolio expenses to ensure that expense limitations have been properly implemented.
6.	Review budget assumptions employed by BNY for new and existing Portfolios, inform BNY of any significant new items requiring accrual or changes to current accruals, and review the over accruals/under accruals and approve non-routine adjustments to journal entries before the year-end excise tax period.

C. Financial Reporting

1.	Manage certifications and sub-certification process as required for financial reports, data and processes.
2.	Review financial reporting information provided by BNY for prospectuses, statements of additional information and other disclosure documents and coordinate completion of financial administration responsibilities.
3.	Review reports on regulatory forms (including, but not limited to, Form N-CSR, Form N-MFP, Form N-PORT and Form N-CEN) for accuracy, completeness, and proper financial disclosures in conjunction with BNY. Participate in review by, and resolution of comments from, external auditors when necessary or appropriate.

4.	If a closed-end fund, analyze financial data and coordinate tender offer process with Fund management and the investment manager’s legal department, the investment manager’s investment team and BNY.
5.	Support regulatory reporting for filings (including, but not limited to, Form N-PORT and Form N-CEN) by completing and reviewing responses to financial questions.
6.	Provide financial data for inclusion in board reports, and furnish direction to BNY regarding board reporting requirements. Review financial information included in board reports prior to distribution.
7.	In conjunction with BNY, provide analysis and recommendations regarding the impact of new accounting pronouncements on the Fund.

D. Portfolio Securities Transactions and Trade Operations

1.	Coordinate notification of, and responses to, voluntary corporate actions between BNY and the investment manager’s investment team. Facilitate and ensure issues resolution.
2.	Maintain data requirements for order management and trading systems.
3.	Ensure that information on executed trades is provided to BNY, broker/dealers and agents, including information on trades not executed through trading systems (e.g., derivatives, swaps and currency contracts). Confirm executed trades with broker/dealers and agents.
4.	Provide support and trade maintenance for soft dollar transactions.
5.	Provide ad hoc support for trading systems, including testing and implementation of enhancements and modifications.
6.	Manage trade settlement processes between the custodians and broker/dealers for Fund for standard trades, next day settlements, cash trades and mortgage-backed securities.
7.	Maintain relationships with custodian banks in support of trade settlement processes.

DIFSC may rely on Delaware Management Company (“DMC”) or BNY to provide any of the Services enumerated in this section to the extent such Services are provided by DMC or BNY.

E. Dividends and Distributions

1.	Review dividend projections prepared by BNY, prepare Section 19(a) notices and coordinate with the investment manager’s legal department to prepare press releases regarding dividends and distributions.
2.	Coordinate dividend process with BNY, the Fund’s transfer agent, Fund management, and the investment manager’s legal department.
3.	Ensure timely payout of Fund distributions for both net income and capital gains, and verify appropriate and timely dissemination of data to interested parties. Conduct summary level review of distribution calculations and amounts.

F. Reconciliation and Cash Management

1.	Review cash and principal assets reconciliation reports to mitigate potential NAV impacts resulting from cash, position or share discrepancies.
2.	Monitor the daily delivery of investable cash information to the investment manager’s investment team and respond to questions and ensure timely resolution of issues. Act as liaison between the investment manager’s investment team and BNY.

G. Fund Performance Information

1.	Provide oversight for timely dissemination of performance information and conduct trend analysis review on performance information.

H. Audit Support

1.	In coordination with BNY, participate in planning and execution of external audits and coordinate and participate in responses to inquiries from external auditor.
2.	Receive and maintain copy of external audit correspondence.

I. Tax Reporting and Consulting

1.	Provide detailed review of all federal, state and city tax returns and ancillary schedules, including year-end excise tax distributions.
2.	Provide consulting services, including interpretation of applicable regulations, to the Fund and BNY regarding tax diversification.
3.	Ensure that all tax returns are filed in accordance with filing deadlines and maintain copies of tax returns, including proof of timely mailing.
4.	Monitor and be familiar with new and proposed tax legislation through membership in the Investment Company Institute’s tax committee and other legal, financial and trade organizations. Provide analysis and recommendations regarding the impact of new tax legislation on the Fund.
5.	Prepare non-shareholder tax forms, as required, including Form 1099, for each member of the board of directors/trustees.
6.	Review and provide comments on the tax-related sections of shareholder reports, Section 19(a) notices, prospectuses, statements of additional information and other disclosure documents, and audit work preparation.

J. Tax Compliance Monitoring

1.	Ensure that diversification tests are completed as prescribed by Internal Revenue Service and Securities and Exchange Commission regulations. Facilitate corrective action with the investment manager’s investment team as necessary.
2.	Ensure compliance with Subchapter M and Section 4982 of the Internal Revenue Code.

K. Dissemination of Fund Data

1.	Participate in managing the dissemination of Fund data to third parties by furnishing BNY with details regarding new requests and notification of changes to Fund and Fund management.

L. Performance of Services by BNY

1.	Establish and monitor certain service level requirements as detailed in the service level documents (each a “Service Level Document”) entered into between DIFSC and BNY with respect to BNY’s performance of its duties pursuant to the BNY Fund Accounting Agreement with the Fund.
2.	Evaluate BNY’s performance against the mutually agreed upon requirements as detailed in the applicable Service Level Document and recommend adjustments as necessary.
3.	Conduct periodic due diligence review of BNY’s processes as detailed in the applicable Service Level Document.
4.	Ensure that corrective action plans are developed and implemented by BNY as a result of a service requirement default as detailed in the applicable Service Level Documents.

M. Business Continuity

1.	Confirm the adequacy of disaster recovery plans with respect to systems and processes of third party vendors selected by the Fund or DIFSC and relating to fund accounting and financial administration.

N. Relationship Management

1.	Participate in meetings with BNY to discuss trends, technology and strategic direction, and report pertinent information to the Fund board.
2.	Represent interests of Fund board at regular meetings with BNY to discuss services provided, system functionality and policy/procedural documentation.

O. Other

1.	Review leverage requirements and manage credit facilities on behalf of the Fund.
2.	Monitor the flow of information between BNY and the Fund’s proxy voting agent. In order to ensure proper voting of proxies received in connection with securities held by the Portfolio(s), review the Fund’s proxy voting summaries, which will be prepared by BNY from the records of the proxy voting agent.
3.	If a closed-end fund, act as liaison between BNY and the investment manager’s investment team, ratings agencies and the investment manager’s Compliance Department for closed-end ratings agency tests, ensuring that communication and corrective action protocols are maintained.
4.	Arrange in good faith for the amendment of the BNY Fund Accounting Agreement or the negotiation of new contractual arrangements with another service provider with respect to new fund accounting or financial administration services requested by the Funds or required by applicable law after the date of this Agreement.

SCHEDULE C

Annual Fee

Each Fund will be charged an annual fee equal to the sum of (a) a base fee of $4,000 (“Flat Fee”) plus (b) a Pro Rata AUM Fee calculated as follows:

First, a total annual fee will be calculated by multiplying the average daily net assets of all Funds during the year by the applicable fee rates in the following table to calculate the “Total Fee.”

Average Daily Net Assets	Annual Fees

First $60 billion of average daily net assets	.00500%
Next $30 billion of average daily net assets	.00475%
Over $90 billion of average daily net assets	.00150%

Second, the Flat Fee will be multiplied by the number of Funds in the complex to calculate the “Aggregate Flat Fee.”

Third, the Aggregate Flat Fee will be subtracted from the Total Fee to calculate the “Total AUM Allocation Fee.”

Fourth, the Pro Rata AUM Fee for each Fund will be equal to the product of the Total AUM Allocation Fee multiplied by a fraction, the numerator of which is such Fund’s average daily net assets in the year of calculation and the denominator of which is the average daily net assets of all Funds during such year.

Example:

Assume that the complex has 60 Funds and $60,000,000,000 in AUM. The annual fee would be calculated as follows:

-	The Funds, as a complex, would be charged $3,000,000 ($60,000,000,000 * .00500% = $3,000,000)

-	Each of the 60 Funds would be allocated a flat fee of $4,000 (60 * $4,000 = $240,000)

-	Each of the 60 Funds would be charged an asset based fee on the remaining $2,760,00 ($3,000,000 - $240,000 = $2,760,000)

-	The asset based fee on the $2,760,000 would be allocated pro rata to each of the 60 Funds based on AUM per Fund

Assume that the complex launches a new Fund and has 61 Funds, but assets remain at $60,000,000,000 in AUM. The annual fee would be calculated as follows:

-	The Funds, as a complex, would still be charged $3,000,000 ($60,000,000,000 * .00500% = $3,000,000)

-	Each of the 61 Funds would be allocated a flat fee of $4,000 (61 * $4,000 = $244,000)

-	Each of the 61 Funds would be charged an asset based fee on the remaining $2,756,000 ($3,000,000 - $244,000 = $2,756,000)

-	The asset based fee on the $2,756,000 would be allocated pro rata to each of the 61 Funds based on AUM per Fund

The complex would be charged the same total amount. The difference would be that the pro rata calculation would be based on a smaller amount because there are more funds in the complex.

SCHEDULE D

LIST OF AUTHORIZED PRICING VENDORS:

Name of Vendor	Types of Securities
Interactive Data	Equities (US and Foreign), Taxable Bonds, Non Taxable Bonds, CDS
Standard & Poor’s (including JJ Kenny)	Non Taxable Bonds, Taxable Bonds
Bloomberg	Equities, Bonds, Futures, Options
Thomson Reuters	Exchange Rates, Equities, Taxable Bonds, Bank Loans
Markit	Bank Loans, Swaps, OTC Derivatives

FAIR VALUATION INFORMATION VENDOR(S):

Name of Vendor	Types of Securities
Interactive Data Fair Value Service	Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

Name of Vendor	Type of Service
GICS	Security Classifications
S&P – CUSIP	CUSIP Database
LSE – SEDOL License	SEDOL Database